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                                                               Exhibit 4(b)(xii)

                                    Met Logo
                       Metropolitan Life Insurance Company
                (A Mutual Company Incorporated in New York State)
                  One Madison Avenue, New York, New York 10010

                                   ENDORSEMENT

This Endorsement amends the Tax Sheltered Annuity ("TSA") contract or certificate to which it is attached by adding provisions required by the Internal Revenue Code of 1986 ("Code") to assure continued qualification as a Tax Sheltered Annuity under Section 403(b) of the Code (references to contracts throughout this Endorsement apply to your 403(b) contract or 403(b) certificate):

I.   TSA CONTRIBUTIONS

     Sections 403(b)(2) and 415 of the Code limit the annual amounts that may be deposited in 403(b) contracts. The contributions permitted under this contract may not exceed these limitations or the limitations in Section 402(g) of the Code that apply to salary reduction elective deferrals under this contract and all other contracts you have through your employer.

     This contract will accept transfer amounts from other 403(b) contracts or 403(b)(7) custodial accounts in accordance with Rev. Rul. 90-24. This contract will also accept eligible rollover distributions under sections 403(b)(8) and 408(d)(3)(A)(iii).

II.  CONTRIBUTIONS MADE TO A 403(b) ERISA PLAN

     If contributions to your contract have been made under a 403(b) plan subject to the Employee Retirement Income Security Act (ERISA) and if you have a spouse, the income payments, withdrawal provisions, payment of the death benefit and loans under this contract, if applicable, are subject to your spouse's rights as described below. In these circumstances, benefits under the contract will be provided in accordance with the applicable consent, present value, and other requirements of Code Sections 401(a)(11) and 417 applicable to your plan.

     If you have a spouse, your spouse must give qualified consent whenever you elect to:

     o choose income payments other than on a qualified joint and survivor basis (one under which we pay you for your life and then make payments reduced by no more than 50% to your spouse for his or her remaining life, if any);

     o    make a withdrawal;

     o take a loan exceeding $3,500 ($5,000 for plan years beginning after August 5, 1997) under this contract;

     o designate a beneficiary other than the spouse for more than 50% of the death benefit.

     A qualified consent must be in writing, dated, signed by your spouse and witnessed by a notary public and in a form satisfactory to us. Such consent, once made, is irrevocable. Except for designations of beneficiary for death benefit purposes, such consent must be


Form R.S. 1208


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     executed during the 90 day period ending with the date income payments are to commence, the withdrawal is to be made, or the loan is to be made, as the case may be. A qualified consent may not be given to any beneficiary designations or changes for death benefit purposes until you attain age 35 or terminate employment with the employer then making purchase payments to this contract, whichever comes first. There is no limit to the number of your elections as long as a qualified consent is given each time.

     Notwithstanding the foregoing, the consent of your spouse will not be required if you, your estate representative, or your beneficiary establishes that it cannot be obtained because there is no spouse, or because the spouse cannot be located or if your vested account balance does not exceed $3,500 ($5,000 for plan years beginning after August 5, 1997).

III. WITHDRAWAL RESTRICTIONS

     Salary reduction elective deferral contributions made after December 31, 1988 and the earnings credited to those purchase payments cannot be withdrawn until you attain age 59 1/2, retire, terminate employment, become disabled as defined in Code Section 72(m)(7), or die. This restriction also applies to earnings after December 31, 1988 on amounts attributable to your pre-1989 elective deferral purchase payments. We are required by the Code to prohibit these withdrawals, except as noted below.

     o Except to the extent required by the Code, these restrictions do not apply to 403(b) balances transferred on a non-taxable basis to other 403(b) contracts or accounts. In applying these restrictions, if your contract is multifunded, we will treat it as if it were a single account and ignore your actual allocations.

     o To the extent that we are required to apply the withdrawal restrictions of Code Section 403(b)(7) to balances transferred on a non-taxable basis into this contract, we will do so.

IV.  MINIMUM DISTRIBUTIONS

     a) The Owner's entire interest in this contract must generally be distributed or commence to be distributed, no later than the first day of April following the calendar year in which the Owner attains age 70 1/2. Distribution will be made in equal or substantially equal amounts, over (i) the life of the Owner, or the lives of the Owner and the named beneficiary, or (ii) a period not extending beyond the life expectancy of the Owner, or the joint and last survivor life expectancy of the Owner and the named beneficiary. All distributions hereunder (including distributions of the death benefit under paragraph VII of this Endorsement) shall be made in accordance with all relevant Code requirements, including Code Section 401(a)(9) and the regulations thereunder, including Proposed Regulation 1.401(a)(9)-2. Any withdrawal or income option under this contract which is inconsistent with Code Section 401(a)(9) is not valid.


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     b)   If you attained age 70 1/2 before January 1, 1988, or if you are a participant in a church or governmental plan, you do not have to start to receive your account balance until April 1 of the calendar year following the year in which you retire.

     c) For taxable years beginning after December 31, 1996 (except in the case of a more than 5% owner), distributions do not have to begin until April 1 of the calendar year following the later of (i) the calendar year in which you attain age 70 1/2, or (ii) if your plan permits, the calendar year in which you retire.

     d) Minimum distribution requirements may be satisfied by receiving a distribution from one Tax Sheltered Annuity that is equal to the amount required to satisfy the minimum distribution requirements for two or more Tax Sheltered Annuities. For this purpose, the owner of two or more Tax Sheltered Annuities may use an alternative method to satisfy the minimum distribution requirements.

V.   ELIGIBLE ROLLOVER DISTRIBUTIONS

     For distributions made after 1992, notwithstanding any provision of this contract to the contrary that would otherwise limit an election under this provision, you or your surviving spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in
     Section 414(p) of the Code (hereinafter referred to as Distributee), may elect at the time and in the manner prescribed by MetLife as payor and, if applicable, the plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Distributee in a direct rollover. An eligible rollover distribution from this contract is the taxable portion of any distribution made to the Distributee, except that an eligible rollover distribution does not include the following:

     o any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy of the Distributee or the joint lives or joint life expectancies) of the Distributee and his or her named beneficiary;

     o any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) for a specified period of 10 years or more;

     o    any distribution to the extent such distribution is required under
          Section 401(a)(9) of the Code; or

     o the portion of any distribution that is not includible in gross income.

     An eligible rollover distribution is subject to mandatory 20% income tax withholding unless the Distributee elects a direct rollover to an eligible retirement plan. An eligible retirement plan is an individual retirement account as described in Section 408(a) of the Code, an individual retirement annuity under section 408(b), or, except for your surviving spouse, a tax-sheltered annuity as described in Section 403(b) of the Code, that accepts your eligible rollover distribution.


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VI.  LOAN PROVISION

     If your contract provides for loans the following provisions apply:

     a)    Such loans shall in no case exceed the lesser of (1) or (2) where:

          (1) equals $50,000 less the excess (if any) of (i) the highest outstanding loan balance (aggregating all loans from qualified plans) during the one-year period prior to the date a loan is made over (ii) the outstanding loan balance on the date a loan is made and (2) equals the greater of (i) 50% of the vested account balance or (ii) the vested account balance but not in excess of $10,000.

          If purchase payments have been made under a 403(b) plan subject to ERISA, the maximum loan amount cannot exceed 50% of the vested account balance in any case.

          Your contract or 403(b) plan may further limit the amount of the loan and the circumstances under which loans are permitted.

     b) Such loans must be repaid within 5 years from the date of the loan. Such repayment must be on a level basis over the 5 year period with repayments being made at least quarterly. If the loan is made to acquire a dwelling unit which is to be used as your principal residence, it must be repaid within a reasonable time as provided in your loan agreement which may exceed 5 years.

     c) If you fail to pay any loan repayment when it is due, if permitted under the terms of your loan agreement, we will treat the entire unpaid loan balance as a taxable distribution to you at the time of the default. After a specified grace period, we will report as a distribution the amount of the unpaid loan balance (including accrued interest thereon) as required under Section 72(p) of the Code and the Regulations thereunder. We will also, to the extent permissible under the Federal tax law, process a partial withdrawal against the Owner's account so as to surrender the amount of cash value necessary to pay the delinquent repayment(s) of principal and interest and any surrender charge and tax withholding (if required). We will only process a withdrawal under this provision if it is permissible to withdraw that amount under the Code (including Section 403(b)(11)) and ERISA.

     d) If we are prohibited under the Federal tax law or ERISA from processing a withdrawal to repay amounts for which you are legally in default under the terms of your loan agreement, you will continue to be charged interest on the delinquent amounts as provided under the terms of your loan agreement until the withdrawal can be made.

     e) If required by the Federal tax law, we will also report as a taxable distribution any of the interest charged and not paid with respect to any amounts in default which we are not permitted to withdraw from the account.


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     f)   Notwithstanding anything else in the contract to the contrary, the terms of your loan are governed by Section 72(p) of the Code and the Regulations thereunder.

VII. PAYMENT OF DEATH BENEFIT

     If you die before the entire interest in this contract is distributed, the following distribution provisions shall apply:

     1. If you die after distribution of your interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to your death.

     2. If you die before distribution of your interest commences, your entire interest will be distributed in accordance with one of the following provisions:

     o We will pay the death benefit to your designated beneficiary or permit him or her to select one of our available income plans as of the date we receive proof of death and properly completed claim forms. If you name no beneficiary (or none is alive when you die), we will pay the contingent beneficiary.

     o If you name no contingent beneficiary (or none is alive when you die), we will pay your estate. If your estate or other non-individual person becomes entitled to payment, we will pay the entire death benefit in a lump sum to such person. Payment to more than one beneficiary or more than one contingent beneficiary will be in equal shares, unless you specify otherwise.

     o The entire death benefit under this contract must be distributed by no later than the end of the calendar year which includes the fifth anniversary of your death. If, however, your beneficiary is a natural person, your beneficiary may choose an income plan for life or for a period of years not more than his or her life expectancy. The income payments must begin by the end of the calendar year following the calendar year of your death. If Treasury Regulations allow, we may permit our payments to start later.

     o Where otherwise permitted under the terms of this contract, if your beneficiary is your spouse, then your spouse may continue this contract until the end of the calendar year that you would have reached age 70 1/2 when acceptable minimum distributions must begin. Your spouse cannot make any deposits to this contract.

     o For purposes of the Rules dealing with payment of death benefit, distributions are considered to have begun if distributions are made on account of your reaching his or her required beginning date, or if prior to the required beginning date, distributions irrevocably commence over a period permitted and in an annuity form acceptable under Section 1.401 (a)(9) of the Proposed Income Tax Regulations.


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                                    * * * * *
This contract is nonforfeitable and is for the exclusive benefit of you and your beneficiaries. It is not transferable. Pursuant to Section 401(a) and 403(b) of the Code it may not be sold, assigned, discounted, or pledged as collateral or as security for the performance of an obligation or for any other purpose (except to the extent permitted under Section 72(p) of the Code with respect to loans under Article VI of this Endorsement).

In order to preserve the status of this contract as a 403(b) annuity, we have the right to amend this contract to make it comply with Federal income tax rules. We will notify you of any amendments and, when required by law, we will obtain the approval of the appropriate regulatory authority.

We will refund all or part of your account balance, if necessary, to maintain your contract as a 403(b) annuity. If we make such refunds or payments, we will adjust your account balance accordingly.

The terms of this endorsement shall override all conflicting provisions of this contract and shall be effective as of the issue date of this contract or as of the effective date provided in the Federal tax law, if later.

This Endorsement and this contract shall be interpreted and administered in accordance with the requirements of section 403(b) of the Code and the regulations thereunder.

You are responsible for the tax consequences of any contributions, withdrawals and distributions from the contract. You must provide us with all necessary instructions and information as may be required to report properly on the qualified status of this contract.

                                                            /s/ Louis J. Ragusa

                                                               Exhibit 4(b)(xii)

                                    Met Logo

                       Metropolitan Life Insurance Company
                  One Madison Avenue, New York, NY 10010-3690)

                                   ENDORSEMENT

This Endorsement amends the Tax Sheltered Annuity (TSA) certificate to which it is attached by adding provisions required by the Internal Revenue Code of 1986 ("Code"), as amended from time to time, to assure continued qualification as a TSA certificate under Section 403(b):

I.  TSA CONTRIBUTIONS

      Sections 403(b)(2) and 415 of the Code limit the annual amounts that may be deposited in 403(b) certificates. The contributions permitted under this certificate may not exceed these limitations or the limitations in Section 402(g) of the Code that apply to salary reduction elective deferrals under this contract and all other certificates you have through your employer

      This certificate will accept transfer amounts from other 403(b) contracts and certificates or 403(b)(7) custodial accounts in accordance with Rev. Rul. 90-24. This certificate will also accept eligible rollover distributions under Sections 403(b)(8) and 408(d)(3)(A)(iii).

II.  LOAN PROVISION

     a) If you fail to pay any loan repayment when it is due, if permitted under the terms of your loan agreement, we will treat the entire unpaid loan balance as a taxable distribution to you at the time of the default. After a specified grace period, we will report as a distribution the amount of the unpaid loan balance (including accrued interest thereon) as required under section 72(p) of the Code and the Regulations thereunder. We will also, to the extent permissible under the Federal tax law, process a partial withdrawal against the Owner's account so as to surrender the amount of cash value necessary to pay the delinquent repayment(s) of principal and interest and any surrender fee and tax withholding (if required). We will only process a withdrawal under this provision if it is permissible to withdraw that amount under the Code (including Section 403(b)(11)) and the Employee Retirement Income Security Act ("ERISA").


G. 20247-567

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     b)   If we are prohibited under Federal tax law or ERISA from processing a withdrawal to repay amounts for which you are legally in default under the terms of your loan agreement, you will continue to be charged interest on the delinquent amounts as provided under the terms of your loan agreement until the withdrawal can be made.

     c) If required by the Federal tax law, we will also report as a taxable distribution any of the interest charged and not paid with respect to any amounts in default which we are not permitted to withdraw from the account.

     d) Notwithstanding anything in this certificate to the contrary, the terms of the loan are governed by Section 72(p) of the Code and any rules and regulations issued thereunder.

III.  MINIMUM DISTRIBUTIONS

     a) Minimum distribution requirements may be satisfied by receiving a distribution from one TSA that is equal to the amount required to satisfy the minimum distribution requirements for two or more TSAs. For this purpose, the owner of two or more TSAs may use an alternative method to satisfy the minimum distribution requirements.

     b) If your Plan permits, for taxable years beginning after December 31, 1996 (except in the case of a more than 5% owner), distributions do not have to begin until April 1 of the calendar year following the later of i) the calendar year in which you attain age 70 1/2 or (ii) the calendar year in which you retire.

     c) In any case, if you die on or after the date that income payments start or on or after the date that required minimum distributions to you have begun, the Code requires that payments or distributions of the death benefit be made at least as rapidly as under the method of payment or distribution in effect at the time of your death.

     d) If you die before the date that income payments start or before the date that required minimum distribution to you have begun, we will pay the death benefit (described below) to your beneficiary or permit him or her to select one of our available income plans as of the date that we receive proof of death and properly completed claim forms.


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     Notwithstanding anything in this certificate to the contrary, only income plans which comply with the rules described in this section will be made available to your beneficiary.

IV.  ELIGIBLE ROLLOVER DISTRIBUTIONS

     For distributions made after 1992, notwithstanding any provision of this certificate to the contrary that would otherwise limit an election under this provision, you or your surviving spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in
     Section 414(p) of the Code (hereinafter referred to as Distributee), may elect at the time and in the manner prescribed by MetLife as payor and, if applicable, the plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Distributee in a direct rollover. An eligible rollover distribution from this certificate is the taxable portion of any distribution made to the Distributee, except that an eligible rollover distribution does not include the following:

     . any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy of the Distributee or the joint lives or joint life expectancies) of the Distributee and his or her named beneficiary;

     . any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) for a specified period of 10 years or more;

     .    any distribution to the extent such distribution is required under
          Section 401(a)(9) of the Code; or

     . the portion of any distribution that is not includible in gross income.

     An eligible rollover distribution is subject to mandatory 20% income tax withholding unless the Distributee elects a direct rollover to an eligible retirement plan. An eligible retirement plan is an individual retirement account as described in Section 408(a) of the Code, an individual retirement annuity under Section 408(b), or, except for your surviving spouse, a tax-sheltered annuity as described in Section 403(b) of the Code, that accepts your eligible rollover distribution.

                                    * * * * *


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The terms of this Endorsement shall override all conflicting provisions of this certificate and shall be effective as of the date of issuance of this certificate or the effective day of any Federal tax law or ERISA provision which requires the amendment.

This Endorsement and TSA certificate it amends shall be interpreted and administered in accordance with the requirements of Section 403(b) of the Code and the regulations thereunder.

You are responsible for the tax consequences of any contributions, withdrawals, distributions and loans from the certificate. You must provide us with all necessary instructions and information as may be required to report properly on the qualified status of this certificate.



                                                             /s/ Louis J. Ragusa


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